Exhibit 21

                               LIST OF SUBSIDARIES



Indoor Air Quality Services, Inc.
Incorporated 8/7/03 in New York

FamilySafe, Inc.
Incorporated 2/4/04 in New York

Digital ID Services, Inc.
Incorporated 8/4/04 in New York

herein made by the Guarantor shall not be impaired or affected by any of the foregoing.